Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-178051 and 333-253317) of our report dated June 16, 2023, with respect to the financial statements and supplemental schedule of Markel Corporation Retirement Savings Plan included in this Annual Report on Form 11-K for the year ended December 31, 2022.

/s/ FORVIS LLP

Asheville, North Carolina
June 16, 2023